                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                            CORE LABORATORIES N.V.,

                                 SYNTRON INC.,

                            GEOSCIENCE CORPORATION,

                                      AND

                              TECH-SYM CORPORATION

                          DATED AS OF JANUARY 18, 1999

                               TABLE OF CONTENTS

                                   ARTICLE I

                                   THE MERGER

SECTION 1.1.   The Merger..................................................
SECTION 1.2.   Closing.....................................................
SECTION 1.3.   Effective Time..............................................
SECTION 1.4.   Effect of the Merger........................................
SECTION 1.5.   Articles of Incorporation and Bylaws........................
SECTION 1.6.   Directors and Officers......................................

                                   ARTICLE II

                    EFFECT OF THE MERGER ON THE STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

SECTION 2.1.   Effect on Stock.............................................
SECTION 2.2.   Exchange of Certificates....................................

                                  ARTICLE III

                          SHAREHOLDER APPROVAL; BOARD
                            OF DIRECTORS OF ACQUIROR

SECTION 3.1.   Shareholder Approval........................................
SECTION 3.2.   Appointment of a New Director...............................

                                   ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF TARGET AND TARGET PARENT

SECTION 4.1.   Organization, Qualification, Etc............................
SECTION 4.2.   Capitalization..............................................
SECTION 4.3.   Corporate Authority Relative to this Agreement; No
               Violation...................................................
SECTION 4.4.   Reports and Financial Statements............................
SECTION 4.5.   No Undisclosed Liabilities..................................
SECTION 4.6.   No Violation of Law.........................................
SECTION 4.7.   Environmental Laws and Regulations..........................
SECTION 4.8    Employee Benefit Matters....................................
SECTION 4.9.   Absence of Certain Changes or Events........................
SECTION 4.10.  Investigations; Litigation..................................
SECTION 4.11.  Information Statement; Proxy Statement; Registration
               Statement; Other Information................................
SECTION 4.12   Certain Business Practices..................................
SECTION 4.13.  Lack of Ownership of Acquiror Common Shares.................
SECTION 4.14.  Tax Matters.................................................
SECTION 4.15.  Opinion of Financial Advisor................................
SECTION 4.16.  Required Vote of Target Stockholders........................
SECTION 4.17.  Intellectual Property.......................................
SECTION 4.18.  Severance Payments..........................................
SECTION 4.19.  Title to Properties.........................................
SECTION 4.20.  Intercompany Balances and Agreements........................
SECTION 4.21.  Year 2000 Compliance........................................
SECTION 4.22.  Voting Agreement and Irrevocable Proxy......................

                                   ARTICLE V

               REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND SUB

SECTION 5.1.   Organization, Qualification, Etc............................
SECTION 5.2.   Capitalization..............................................
SECTION 5.3.   Corporate Authority Relative to this Agreement; No
               Violation...................................................
SECTION 5.4.   Reports and Financial Statements............................
SECTION 5.5.   No Undisclosed Liabilities..................................
SECTION 5.6.   No Violation of Law.........................................
SECTION 5.7.   Absence of Certain Changes or Events........................
SECTION 5.8.   Proxy Statement; Information Statement; Registration
               Statement; Other Information................................
SECTION 5.9.   Lack of Ownership of Target Common Stock....................
SECTION 5.10.  Certain Business Practices..................................
SECTION 5.11.  Opinion of Financial Advisor................................
SECTION 5.12.  Required Vote of Acquiror Shareholders......................
SECTION 5.13.  Year 2000 Compliance........................................
SECTION 5.14.  Tax Matters.................................................
SECTION 5.15.  Environmental Laws and Regulations..........................
SECTION 5.16   Employee Benefits...........................................
SECTION 5.17.  Investigations; Litigation..................................

                                   ARTICLE VI

                            COVENANTS AND AGREEMENTS

SECTION 6.1.   Conduct of Business by Target or Acquiror...................
SECTION 6.2.   Investigation...............................................
SECTION 6.3.   Cooperation.................................................
SECTION 6.4.   Affiliate Agreements........................................
SECTION 6.5.   Employee Stock Options, Incentive and Benefit Plans.........
SECTION 6.6.   Filings; Other Action.......................................
SECTION 6.7.   Further Assurances..........................................
SECTION 6.8.   Anti-takeover Statute.......................................
SECTION 6.9.   No Solicitation.............................................
SECTION 6.10.  Public Announcements........................................
SECTION 6.11.  Indemnification.............................................
SECTION 6.12.  Indemnification of Directors and Officers...................
SECTION 6.13.  Additional Reports..........................................
SECTION 6.14.  Accounting Treatment........................................
SECTION 6.15.  Stockholder Agreement.......................................
SECTION 6.16.  Covenant of Target Parent...................................
SECTION 6.17   Executive Retirement Agreement..............................
SECTION 6.18   Tax-Free Reorganization.....................................
SECTION 6.19   Gain Recognition Agreement..................................
SECTION 6.20   Working Capital Advances....................................
SECTION 6.21   Update Disclosure; Breaches.................................
SECTION 6.22   Target Parent's Withdrawal from Target Benefit Plans........
SECTION 6.23.  Intercompany Relationships..................................
SECTION 6.24.  Payment of 1998 Taxes.......................................

                                  ARTICLE VII

                            CONDITIONS TO THE MERGER

SECTION 7.1.   Conditions to Each Party's Obligation to Effect the
               Merger......................................................
SECTION 7.2.   Conditions to Obligations of Target to Effect the Merger....
SECTION 7.3.   Conditions to Obligations of Acquiror to Effect the
               Merger......................................................

                                  ARTICLE VIII

                   TERMINATION, WAIVER, AMENDMENT AND CLOSING

SECTION 8.1.   Termination or Abandonment..................................
SECTION 8.2.   Termination Fee.............................................

                                   ARTICLE IX

                                 MISCELLANEOUS

SECTION 9.1.   Survival of Representations and Warranties..................
SECTION 9.2.   Expenses....................................................
SECTION 9.3.   Counterparts; Effectiveness.................................
SECTION 9.4.   Governing Law...............................................
SECTION 9.5.   Notices.....................................................
SECTION 9.6.   Assignment; Binding Effect..................................
SECTION 9.7.   Severability................................................
SECTION 9.8.   Enforcement of Agreement....................................
SECTION 9.9.   Miscellaneous...............................................
SECTION 9.10.  Headings....................................................
SECTION 9.11.  Subsidiaries; Significant Subsidiaries; Affiliates..........
SECTION 9.12.  Finders or Brokers..........................................
SECTION 9.13.  Amendment...................................................
SECTION 9.14.  Waiver......................................................

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of January 18, 1999 (this "Agreement"), is among CORE LABORATORIES N.V. ("Acquiror"), SYNTRON INC. ("Sub"), GEOSCIENCE CORPORATION ("Target") and TECH-SYM CORPORATION ("Target Parent").

     WHEREAS, Target is a corporation duly organized and existing under the laws of the State of Nevada, Acquiror is a corporation duly organized and existing under the laws of The Netherlands, Sub is a corporation duly organized and existing under the laws of the State of Nevada and is a wholly-owned subsidiary of Acquiror, and Target Parent is a corporation duly organized and existing under the laws of the State of Nevada and the owner of 79.12% of the outstanding common stock of Target, and each party has the address set forth in Section 9.5 hereof;

     WHEREAS, the Board of Supervisory Directors of Acquiror and the respective Boards of Directors of Sub, Target and Target Parent have approved and have declared advisable the merger of Sub with and into Target (the "Merger"), upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding share of the common stock, par value $0.01 per share, of Target ("Target Common Stock") not owned directly by Target or Acquiror will be converted into the right to receive 0.6788 of common shares, par value NLG 0.03 per share, of Acquiror ("Acquiror Common Shares") and cash of $2.46, and have determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals;

     WHEREAS, Target Parent, in its capacity as a stockholder of Target, has executed a voting agreement and irrevocable proxy (the "Voting Agreement and Irrevocable Proxy") of even date herewith granting Acquiror or its designee the authority to vote Target Parent's shares of Target Common Stock in favor of (i) approval of the Merger in accordance with this Agreement and (ii) the adoption of this Agreement, and against any transaction or proposal that would impede, frustrate, prevent or nullify the Merger;

     WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     WHEREAS, for federal income tax purposes, it is intended that the issuance of Acquiror Common Shares in the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, for financial accounting purposes, the parties acknowledge that the Merger will be accounted for as a purchase and the parties acknowledge that all economic benefits and risks of Target are transferred to the Surviving Corporation (as defined in Section 1.1) as of the date hereof, and, to the extent any provision of this Agreement and its exhibits is in conflict with this principle, the parties agree that this principle shall be controlling;

     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Chapter 92A of the Nevada Revised Statutes ("Nevada Law"), Sub shall be merged with and into Target at the Effective Time (as defined in Section 1.3). Following the Effective Time, the separate corporate existence of Sub shall cease and Target shall be the surviving corporation (the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Nevada.

     SECTION 1.2. Closing. The closing of the Merger (the "Closing") will take place at such time and date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII, unless another time or date is agreed to by the parties hereto. The Closing will be held at the offices of Vinson & Elkins L.L.P. in the city of Houston, Texas or as otherwise agreed to by the parties hereto.

     SECTION 1.3. Effective Time. Subject to the provisions of this Agreement and in accordance with Nevada Law, as soon as practicable on the Closing Date, the parties shall file Articles of Merger (the "Articles of Merger") with the Secretary of State of the State of Nevada, in such form as required by, and executed and acknowledged in accordance with the relevant provisions of, Nevada Law. The Merger shall become effective at the later of the date of filing of the Articles of Merger or at such time within 90 days of the date of filing as is specified in the Articles of Merger (the "Effective Time").

     SECTION 1.4. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Nevada Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the properties, rights, privileges, powers and franchises of Sub and Target shall vest in the Surviving Corporation, and all debts, liabilities and duties of Sub and Target shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 1.5. Articles of Incorporation and Bylaws. At the Effective Time:
(a) the articles of incorporation of the Surviving Corporation shall be amended and restated to adopt the articles of incorporation of Sub, as in effect immediately prior to the Effective Time (except the name of the Surviving Corporation shall be "Syntron Inc."), until thereafter changed or amended as provided therein or by applicable law.

     (b) the bylaws of the Surviving Corporation shall be amended and restated to adopt the bylaws of Sub, as in effect immediately prior to the Effective Time (except the name of the Surviving Corporation shall be "Syntron Inc."), until thereafter changed or amended as provided therein or by applicable law.

     SECTION 1.6. Directors and Officers. The directors and officers of Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation until their respective successors are duly elected and qualified (or their earlier resignation or removal), as the case may be.

                                   ARTICLE II

                    EFFECT OF THE MERGER ON THE STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     SECTION 2.1. Effect on Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Sub, Target or the holders of any securities of Target or Sub:

          (a) Cancellation of Target-Owned Stock and Acquiror-Owned Stock. Each share of Target Common Stock that is owned directly by Target as treasury stock or by Acquiror shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (b) Conversion of Target Common Stock. Subject to Section 2.2(f), each share of Target Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(a)) shall be converted into the right to receive (i) 0.6788 of an Acquiror Common Share and (ii) $2.46 in cash (the "Cash Consideration") (together, (i) and (ii) being referred to herein as the "Merger Consideration"). As of the Effective Time, all such shares of Target Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding Target Common Shares (the "Certificates") shall cease to have any rights with respect thereto, except the right to receive: (i) certificates representing the number of whole Acquiror Common Shares into which such shares have been converted ("Acquiror Certificates"), (ii) certain dividends and other distributions in accordance with Section 2.2(d), (iii) cash in an amount equal to the product that is obtained by multiplying (A) the Cash Consideration by (B) the whole number of shares of Target Common Stock surrendered, and (iv) cash in lieu of fractional Acquiror Common Shares in accordance with Section 2.2(f), without interest.

          (c) Conversion of Common Stock of Sub. Each issued and outstanding share of common stock, par value $0.01 per share, of Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

     SECTION 2.2. Exchange of Certificates. (a) Exchange Agent. As of the Effective Time, Acquiror shall deliver (or cause to be delivered) to American Stock Transfer & Trust Company, or another bank or trust company designated by it (the "Exchange Agent"), for the benefit of the holders of shares of Target Common Stock for exchange in accordance with this Article II, Acquiror Certificates evidencing Acquiror Common Shares issuable pursuant to Section 2.1(b) and funds sufficient to make payment of the Cash Consideration payable pursuant to Section 2.1(b). The Acquiror Certificates, together with any dividends or distributions with respect thereto, and the cash funds, each referred to in the preceding sentence, are hereafter collectively referred to as the "Exchange Fund".

     (b) Notice of Exchange. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate whose shares were converted into the Merger Consideration pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Acquiror and Target may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.

     (c) Exchange Procedures. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor: (i) an Acquiror Certificate representing that number of whole Acquiror Common Shares which such holder has the right to receive pursuant to the provisions of this Article II, (ii) a check payable to the order of such holder representing payment of certain dividends or other distributions in accordance with Section 2.2(d), (iii) a check payable to the order of such holder representing payment of the Cash Consideration for each share of Target Common Stock evidenced by the Certificate surrendered and (iv) a check payable to the order of such holder representing payment of cash in lieu of any fractional Acquiror Common Share in accordance with Section 2.2(f), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Target Common Stock which is not registered in the transfer records of Target, an Acquiror Certificate and cash may be issued and paid to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other nonincome taxes required by reason of the issuance of Acquiror Common Shares to a person other than the registered holder of such Certificate or establish to the satisfaction of Acquiror that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, Acquiror Certificates representing the number of whole Acquiror Common Shares into which the shares of Target Common Stock formerly represented by such Certificate have been converted, the Cash Consideration, certain dividends or other distributions in accordance with Section 2.2(d) and cash in lieu of any fractional Acquiror Common Share in accordance with Section 2.2(f). No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

     (d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Acquiror Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Acquiror Common Shares represented thereby, and no cash payment in lieu of fractional Acquiror Common Shares shall be paid to any such holder pursuant to Section 2.2(f), and all such dividends, other distributions and cash in lieu of fractional Acquiror Common Shares shall be paid by Acquiror to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the Acquiror Certificate representing whole Acquiror Common Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Acquiror Common Shares and the amount of any cash payable in lieu of a fractional Acquiror Common Share to which such holder is entitled pursuant to Section 2.2(f) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole Acquiror Common Shares.

     (e) No Further Ownership Rights in Target Common Stock. All Acquiror Common Shares and Cash Consideration issued or paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Target Common Stock theretofore represented by such Certificates. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Target Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this
Article II, except as otherwise provided by law.

     (f) No Fractional Shares. (i) No Acquiror Certificates or scrip representing fractional Acquiror Common Shares shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Acquiror shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Acquiror.

     (ii) As promptly as practicable following the Effective Time, the Exchange Agent will determine the excess of (A) the number of whole Acquiror Common Shares delivered to the Exchange Agent by Acquiror pursuant to Section 2.2(a) over (B) the aggregate number of whole Acquiror Common Shares to be distributed to holders of Target Common Stock pursuant to Section 2.2(b) (such excess being herein called the "Excess Shares"). Following the Effective Time, the Exchange Agent will, on behalf of former stockholders of Target, sell the Excess Shares at then-prevailing prices on the New York Stock Exchange, Inc. (the "NYSE"), all in the manner provided in Section 2.2(f)(iii).

     (iii) The sale of the Excess Shares by the Exchange Agent will be executed on the NYSE through one or more member firms of the Exchange and will be executed in round lots to the extent practicable. The Exchange Agent will use reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of Target Common Stock, the Exchange Agent will hold such proceeds in trust for the holders of Target Common Stock (the "Common Shares Trust"). The Surviving Corporation will pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent incurred in connection with such sale of the Excess Shares. The Exchange Agent will determine the portion of the Common Shares Trust to which each holder of Target Common Stock is entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Target Common Stock is entitled (after taking into account all shares of Target Common Stock held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Target Common Stock are entitled.

     (iv) Notwithstanding the provisions of Section 2.2(f)(ii) and (iii), the Surviving Corporation may elect at its option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of the payments hereinabove contemplated, to pay each holder of Target Common Stock an amount in cash (without interest), rounded up to the nearest cent, equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all shares of Target Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the closing price for one Acquiror Common Share as reported on the NYSE Composite Transactions Tape (as reported in The Wall Street Journal, or, if not reported thereby, any other authoritative source) on the Closing Date, and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references will be deemed to mean and refer to the payments calculated as set forth in this Section 2.2(f)(iv).

     (v) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Target Common Stock with respect to any fractional share interests, the Exchange Agent will make available such amounts to such holders of Target Common Stock subject to and in accordance with the terms of Section 2.2(d).

     (g) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Acquiror, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Acquiror for payment of their claim for Merger Consideration, any cash in lieu of fractional Acquiror Common Shares and any dividends or distributions with respect to Acquiror Common Shares.

     (h) No Liability. None of Acquiror, Target, Target Parent, Sub or the Exchange Agent shall be liable to any person in respect of any Acquiror Common Shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration, any other cash payable to the holder of such Certificate pursuant to this Article II or any dividends or distributions payable to the holder of such Certificate would otherwise escheat to or become the property of any governmental body or authority) any such Merger Consideration or cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

     (i) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Acquiror, on a daily basis. Any interest and other income resulting from such investments shall be paid to Acquiror.

     (j) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against Acquiror, Surviving Corporation or the Exchange Agent with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and, if applicable, any cash in lieu of fractional shares, and unpaid dividends and distributions on Acquiror Common Shares deliverable in respect thereof, pursuant to this Agreement.

     (k) Tax Consequences. The parties hereto intend that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

                                  ARTICLE III

                          SHAREHOLDER APPROVAL; BOARD
                            OF DIRECTORS OF ACQUIROR

     SECTION 3.1. Shareholder Approval. Subject to the terms and conditions contained herein, the issuance of Acquiror Common Shares in connection with the Merger (the "Share Issuance") shall be submitted for approval to the holders of Acquiror Common Shares to the extent required by the rules and regulations of the NYSE. Acquiror shall recommend that its shareholders approve the Share Issuance. This Agreement and the Merger shall be submitted for approval to the holders of Target Common Stock. Target shall recommend that its stockholders approve the Merger and this Agreement.

     SECTION 3.2. Appointment of a New Director. Subject to the occurrence of the Merger, Acquiror shall take all action necessary to recommend to its stockholders, at the next annual meeting of its stockholders, the election of J. Michael Camp as a Class III director on Acquiror's Board of Supervisory Directors for a term expiring in 2001. For so long as Target Parent owns five percent (5%) or more of the outstanding Acquiror Common Shares, Acquiror shall cause its management to recommend to the Board of Supervisory Directors and the Board of Supervisory Directors shall, to the fullest extent permitted by the laws of The Netherlands, agree to include one individual designated by Target Parent in the slate of Supervisory Directors submitted to the stockholders of Acquiror for election, which individual initially shall be J. Michael Camp, for so long as J. Michael Camp is affiliated with Target Parent; provided that, if J. Michael Camp is unable to serve as a Supervisory Director, Target Parent shall be entitled to designate such individual from the operating management of Target Parent with the approval of Acquiror, which shall not be unreasonably withheld. Any Supervisory Director designated by Target Parent shall not be entitled to any compensation for serving as such, excluding payment or reimbursement of reasonable out-of-pocket expenses in attending meetings of the Board of Supervisory Directors. If, during the period Target Parent owns five percent or more of the outstanding Acquiror Common Shares, it does not have a representative on the Board of Supervisory Directors, then Target Parent shall be entitled to designate one person, subject to the approval of Acquiror, which shall not be unreasonably withheld, to attend all meetings of the Board of Supervisory Directors of Acquiror as an observer.

                                   ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF TARGET AND TARGET PARENT

     Target and Target Parent represent and warrant to Acquiror and Sub that:

     SECTION 4.1. Organization, Qualification, Etc. Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect (as hereinafter defined) on Target. As used in this Agreement, any reference to any state of facts, event, change or effect having a "Material Adverse Effect" on or with respect to Target or Acquiror, as the case may be, means such state of facts, event, change or effect that has had, or would reasonably be expected to have, a material adverse effect on the business, results of continuing operations or financial condition of Target and its Subsidiaries, taken as a whole, or Acquiror and its Subsidiaries (as defined in Section 9.11), taken as a whole, as the case may be. A Material Adverse Effect shall not be deemed to include material adverse changes affecting the oilfield services industry or the United States economy generally. The copies of Target's Articles of Incorporation and Bylaws which have been delivered to Acquiror are complete and correct and in full force and effect on the date hereof. Except as set forth on Schedule 4.1, each of Target's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Target. Except as set forth on Schedule 4.1, all the outstanding shares of capital stock of, or other ownership interests in, Target's Subsidiaries are validly issued, fully paid and non-assessable and are owned by Target, directly or indirectly, free and clear of all liens, claims, charges or encumbrances, except for restrictions contained in credit agreements and similar instruments to which Target is a party under which no event of default has occurred or arisen. There are no existing options, rights of first refusal, preemptive rights, calls or commitments of any character relating to the issued or unissued capital stock or other securities of, or other ownership interests in, any Subsidiary of Target.

     SECTION 4.2. Capitalization. (a) The authorized stock of Target consists of 35,000,000 shares of common stock, par value $0.01 per share and 5,000,000 shares of preferred stock, par value $0.01 per share ("Target Preferred Stock"). As of January 15, 1999, 9,985,350 shares of Target Common Stock and no shares of Target Preferred Stock were issued and outstanding. Except for the issuance of shares of Target Common

Stock pursuant to the options referred to in clause 4.2(c) below, since September 30, 1998, no shares of Target Common Stock or Target Preferred Stock have been issued. All the outstanding shares of Target Common Stock have been validly issued and are fully paid and non-assessable.

     (b) Neither Target nor Target Parent is a party to, nor is aware of, any voting agreement (other than the Voting Agreement and Irrevocable Proxy), voting trust or similar agreement or arrangement relating to any class or series of its capital stock, or any agreement or arrangement providing for registration rights with respect to any capital stock or other securities of Target, other than the registration rights in the Registration Rights Agreement dated as of May 14, 1996 between Target and Target Parent which shall be terminated on or prior to the Closing Date.

     (c) As of the date hereof, there were outstanding options to purchase an aggregate of 862,225 shares of Target Common Stock under the Target Corporation 1996 Equity Incentive Plan (the "Target Stock Option Plan"), all of which are set forth on Schedule 4.2(c). Other than as set forth in this Section 4.2 and on
Schedule 4.2(c), there are not now, and at the Effective Time there will not be, any (i) shares of capital stock or other equity securities of Target outstanding other than Target Common Stock issuable pursuant to the exercise of the stock options described in this Section 4.2(c), (ii) other outstanding awards under the Target Stock Option Plan, or (iii) outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of Target, or contracts, understandings or arrangements to which Target is a party, or by which it is or may be bound, to issue additional shares of its capital stock or options, warrants, scrip or rights to subscribe for, or securities or rights convertible into or exchangeable for, any additional shares of its capital stock.

     (d) Except as set forth on Schedule 4.2(d)(i), all outstanding shares of capital stock of Target's Subsidiaries (i) are owned by Target or a wholly owned Subsidiary of Target, free and clear of all liens, charges, encumbrances, adverse claims and options of any nature, (B) were duly authorized and validly issued and are fully paid and nonassessable, and (C) have not been issued in violation of any preemptive rights. There are not now, and at the Effective Time there will not be, any outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of any Subsidiary of Target, or contracts, understandings or arrangements to which Target or any Subsidiary of Target is a party, or by which any of them is or may be bound, to issue additional shares of its capital stock or options, warrants, scrip or rights to subscribe for, or securities or rights convertible into or exchangeable for, any additional shares of capital stock of any Subsidiary of Target. There are not now, and at the Effective Time there will not be, any outstanding contractual obligations of Target or any Subsidiary of Target to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests of any such Subsidiary or, except as set forth on Schedule 4.2(d)(ii), to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity.

     (e) Except for the Subsidiaries of Target set forth on Schedule 4.2(e) hereto, Target does not, directly or indirectly, own of record or beneficially, or have the right or obligation to acquire, any outstanding securities or other interest in any corporation, partnership, joint venture or other entity.

     SECTION 4.3. Corporate Authority Relative to this Agreement; No
Violation. Each of Target and Target Parent has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the respective Boards of Directors of Target and Target Parent and, except for the approval and adoption of this Agreement and the Merger by the stockholders of Target, no other corporate proceedings on the part of Target or Target Parent are necessary to authorize this Agreement and the transactions contemplated hereby. The Board of Directors of Target has determined that the transactions contemplated by this Agreement are in the best interest of Target and its stockholders. This Agreement has been duly and validly executed and delivered by each of Target and Target Parent and, assuming this Agreement constitutes a valid and binding agreement of the other parties hereto, this Agreement constitutes a valid and binding agreement of each of Target and Target Parent, enforceable against Target and Target Parent in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). Except as set forth on Schedule 4.3, neither Target nor Target Parent is subject to or obligated under any charter, bylaw or contract provision or any licenses, franchise or permit, or subject to any order or decree, which would be breached or violated by its executing or carrying out this Agreement. Other than in connection with or in compliance with the provisions of Nevada Law, the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") (collectively, the "Target Required Approvals"), no authorization, consent or approval of, or filing with, any governmental body or authority is necessary for the consummation by Target of the transactions contemplated by this Agreement.

     SECTION 4.4. Reports and Financial Statements. Target has previously furnished to Acquiror true and complete copies of:

          (a) Target's Annual Reports on Form 10-K filed with the Securities and Exchange Commission (the "SEC") for each of the years ending after the date on which the Target Common Stock began trading publicly (the "Target IPO Date");

          (b) Target's Quarterly Reports on Form 10-Q filed with the SEC for the quarters ended March 31, June 30 and September 30, 1998;

          (c) each definitive proxy statement filed by Target with the SEC since the Target IPO Date;

          (d) each final prospectus filed by Target with the SEC since the Target IPO Date; and

          (e) all Current Reports on Form 8-K filed by Target with the SEC since December 31, 1997.

     Target has timely filed all reports, registration statements and other filings, together with any amendments required to be made with respect thereto, that it has been required to file with the SEC under the Securities Act and the Exchange Act. All reports, registration statements and other filings (including all notes, exhibits and schedules thereto and documents incorporated by reference therein) filed by Target with the SEC since the Target IPO Date through the date of this Agreement, together with any amendments thereto, are collectively referred to as the "Target SEC Reports." As of the respective dates of their filing with the SEC, the Target SEC Reports complied in all material respects with the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except as set forth on Schedule 4.4, (i) each of the consolidated financial statements (including any related notes or schedules) included in the Target SEC Reports was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be noted therein or in the notes or schedules thereto) and complied with the rules and regulations of the SEC and (ii) such consolidated financial statements fairly present the consolidated financial position of Target and its Subsidiaries as of the dates thereof and the results of operations, cash flows and changes in stockholders' equity for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments on a basis consistent with past periods).

     SECTION 4.5. No Undisclosed Liabilities. Neither Target nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except (a) liabilities or obligations reflected in any of the Target SEC Reports and (b) liabilities or obligations which would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Target.

     SECTION 4.6. No Violation of Law. The businesses of Target and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any governmental body or authority (provided that no representation or warranty is made in this Section 4.6 with respect to Environmental Laws (as hereinafter defined)) except (a) as described in any of the Target SEC Reports and (b) for violations or possible violations which would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Target.

     SECTION 4.7. Environmental Laws and Regulations. Except in all cases as, in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect on Target, Target and each of its Subsidiaries, (i) have obtained all applicable permits, licenses and other authorizations which are required under foreign, federal, state or local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes by Target or its Subsidiaries (or their respective agents); (ii) are in compliance with all terms and conditions of such required permits, licenses and authorizations, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirement, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder;
(iii) as of the date hereof, are not aware of nor have received written notice of any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from Target's or any of its Subsidiaries' (or any of their respective agents') manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling or the emission, discharge or release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste; and (iv) have taken all actions necessary under applicable requirements of foreign, federal, state or local laws, rules or regulations to register any products or materials required to be registered by the Company or its subsidiaries (or any of their respective agents) thereunder.

     SECTION 4.8. Employee Benefit Matters. (a) Except as set forth on Schedule 4.8, Target and its Subsidiaries have no Target Benefit Plans (as defined below). Target has made or will make available to Acquiror prior to the Closing Date copies of each of the following (individually, a "Target Benefit Plan," and collectively, the "Target Benefit Plans") which is sponsored, maintained or contributed to by Target or any of its Subsidiaries for the benefit of the employees of Target or any of its Subsidiaries, or has been so sponsored, maintained or contributed to within six years prior to the date of this
Agreement:

          (i) each "employee benefit plan," as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (including, but not limited to, employee benefit plans which are not subject to the provisions of ERISA);

          (ii) each personnel policy, stock option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy, or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, and each other employee benefit plan, agreement, arrangement, program, practice, or understanding which is not described in Section 4.8(a)(i).

     (b) There has been furnished to Acquiror, with respect to each Target Benefit Plan required to file such report and description, the most recent report on Form 5500 and the summary plan description.

     (c) Neither Target nor its Subsidiaries contribute to or have an obligation to contribute to, and have not at any time within six years prior to the date of this Agreement contributed to or had an obligation to contribute to, any employee benefit plan that is subject to Section 302 of ERISA, Section 412 of the Code, or Title IV of ERISA (including, without limitation, a multi employer plan within the meaning of Section 3(37) of ERISA).

     (d) Except as otherwise set forth on Schedule 4.8 or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Target (excluding for purposes of applying the foregoing standard of materiality the representation in clause (vii) which shall not be subject to any standard of materiality):

          (i) Target and its Subsidiaries have substantially performed all obligations, whether arising by operation of law or by contract, required to be performed by them in connection with the Target Benefit Plans, and, to the knowledge of the officers and directors of Target, there have been no defaults or violations by any other party to the Target Benefit Plans;

          (ii) Each Target Benefit Plan has been administered and operated in substantial compliance with its governing documents and applicable law, including, where applicable, ERISA and the Code;

          (iii) Each Target Benefit Plan intended to be qualified under Section 401 of the Code (A) satisfies in form the requirements of such Section except to the extent amendments are not required by law to be made until a date after the Closing Date, (B) has received a favorable determination letter from the Internal Revenue Service regarding such qualified status,
     (C) has not, since receipt of the most recent favorable determination letter, been amended, except for amendments for which the period for requesting a favorable determination letter has not expired, and (D) has not been operated in a way that would adversely affect its qualified status;

          (iv) There are no actions, suits, or claims pending (other than routine claims for benefits) or, to the knowledge of the officers and directors of Target, threatened against, or with respect to, any of the Target Benefit Plans or their assets;

          (v) No act, omission or transaction has occurred which would result in imposition on Target or any of its Subsidiaries of (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA, or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code;

          (vi) There is no matter pending (other than routine qualification determination filings) with respect to any of the Target Benefit Plans before any governmental authority;

          (vii) With respect to any employee benefit plan within the meaning of
     Section 3(3) of ERISA, which is not a Target Benefit Plan but which is sponsored, maintained, or contributed to, or has been sponsored, maintained, or contributed to within six years prior to the date of this Agreement, by Target Parent or any corporation, trade, business, or entity under common control with Target or Target Parent, within the meaning of
     Section 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA ("Target Commonly Controlled Entity"), (A) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (B) no liability to the Pension Benefit Guaranty Corporation has been incurred by any Target Commonly Controlled Entity, which liability has not been satisfied, (C) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, and (D) all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made; and

          (viii) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (A) require Target or any of its Subsidiaries to make a larger contribution to, or pay greater benefits or provide other rights under, any Target Benefit Plan than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered, or (B) except as provided in Section 6.5(a), create or give rise to any additional vested rights or service credits under any Target Benefit Plan.

     (e) Except as otherwise set forth in Schedule 4.8 or as will be provided to Acquiror prior to the Closing Date, neither Target nor any of its Subsidiaries is a party to any agreement, nor has any such entity established any policy or practice, requiring it to make a payment or provide any other form of compensation or benefit to any person performing services for such entity upon termination of such services which would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.

     (f) In connection with the consummation of the transactions contemplated by this Agreement, no payments of money or other property, acceleration of benefits, or provisions of other rights have or will be made hereunder, under any agreement contemplated herein, or under the Target Benefit Plans that would be reasonably likely to result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration, or provision to be triggered.

     SECTION 4.9. Absence of Certain Changes or Events. Since September 30, 1998, except as contemplated by this Agreement and except as disclosed in the Target SEC Reports or as set forth in Schedule 4.9, Target and its Subsidiaries have conducted their business only in the ordinary and usual course, and there has not been (i) any Material Adverse Effect on Target, or any condition, event or development that reasonably may be expected to result in a Material Adverse Effect; (ii) any material change by Target in its accounting methods, principles or practices; (iii) any revaluation by Target or any of its Subsidiaries of any of their respective assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (iv) any entry by Target or any of its Subsidiaries into any commitment or transaction material to Target and its Subsidiaries, taken as a whole; (v) any declaration, setting aside or payment of any dividends or distributions in respect of Target Common Stock or any redemption, purchase or other acquisition of any of its securities or any securities of any of its Subsidiaries; (vi) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of Target and its Subsidiaries, taken as a whole; (vii) any increase in indebtedness for borrowed money other than an increase as a result of borrowings under existing credit facilities or indebtedness incurred in the ordinary course of business;
(viii) any granting of a security interest in or lien on any material property or assets of Target and its Subsidiaries, taken as a whole; or (ix) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan or any other increase in the compensation payable or to become payable to any officers or key employees of Target or any of its Subsidiaries other than those that are required under existing contractual arrangements.

     SECTION 4.10. Investigations; Litigation. Except as described in any of the Target SEC Reports or as set forth in Schedule 4.10, and except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on Target:

          (a) no investigation or review by any governmental body or authority with respect to Target or any of its Subsidiaries is pending nor has any governmental body or authority notified Target in writing of an intention to conduct the same; and

          (b) there are no actions, suits or proceedings pending (or, to the knowledge of Target's officers and directors, threatened) against or affecting Target or its Subsidiaries, or any of their respective properties at law or in equity, or before any federal, state, local or foreign governmental body or authority.

     SECTION 4.11. Information Statement; Proxy Statement; Registration Statement; Other Information. None of the information with respect to Target or its Subsidiaries to be included in the Information Statement (as defined below) to be furnished in connection with the Target Meeting (as defined in Section 6.3(g)), the Proxy Statement (as defined in Section 5.8) or the Registration Statement (as defined in Section 6.3(a)) will, in the case of the Information Statement or the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Information Statement or the Proxy Statement or any amendments or supplements thereto, or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Target with respect to information supplied in writing by Acquiror or any affiliate of Acquiror specifically for inclusion in the Information Statement or the Proxy Statement. The Information Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. The letters to stockholders, and information statement to be distributed to stockholders in connection with the Merger, the Share Issuance and any schedules required to be filed with the SEC in connection therewith are collectively referred to herein as the "Information Statement".

     SECTION 4.12 Certain Business Practices. None of Target, Target Parent, or any of their Subsidiaries or any director, officer, employee or agent of Target, Target Parent or any of their Subsidiaries has, in furtherance of any business of Target: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the "FCPA"), (iii) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended (the "SSA"), or (iv) made any other unlawful payment.

     SECTION 4.13. Lack of Ownership of Acquiror Common Shares. None of Target, Target Parent, nor any of their Subsidiaries own any Acquiror Common Shares or other securities convertible into Acquiror Common Shares.

     SECTION 4.14. Tax Matters. (a) All federal, state, local and foreign Tax Returns required to be filed by or on behalf of Target, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which Target or any of its Subsidiaries (i) is a member (a "Current Target Group") or (ii) has been a member within six years prior to the date hereof but is not currently a member, but only insofar as any such Tax Return relates to a taxable period which includes Target or any of its Subsidiaries and which ends on a date within the last six years (a "Past Target Group", together with Current Target Groups, an "Target Affiliated Group") have been timely filed, and all such Tax Returns filed are complete and accurate except to the extent any failure to file or any inaccuracies in such filed Tax Returns would not, individually or in the aggregate, have a Material Adverse Effect on Target. All Taxes due and owing by Target, any Subsidiary of Target or any Target Affiliated Group have been paid, or adequately reserved for, except to the extent any failure to pay or reserve would not, individually or in the aggregate, have a Material Adverse Effect on Target. There is no audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by Target, any Subsidiary of Target or any Target Affiliated Group which would, individually or in the aggregate, have a Material Adverse Effect on Target. All assessments for Taxes due and owing by Target, any Subsidiary of Target or any Target Affiliated Group with respect to completed and settled examinations or concluded litigation have been paid. As soon as practicable after the public announcement of this Agreement, Target will provide Acquiror with written schedules of (i) the taxable years of Target for which the statutes of limitations with respect to federal income Taxes, have not expired, and (ii) with respect to federal income Taxes those years for which examinations have been completed, those years for which examinations are presently being conducted, and those years for which examinations have not yet been initiated. Target and each of its Subsidiaries has complied with all rules and regulations relating to the withholding of Taxes, except to the extent any such failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on Target.

     (b) None of Target, Target Parent nor any of their Subsidiaries knows of any fact or has taken any action that could reasonably be expected to prevent the issuance of the Acquiror Common Shares in the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     (c) Any amount or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of Target or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employee benefit plan or other compensation arrangement currently in effect would not be characterized as an "excess parachute payment" or a "parachute payment" (as such terms are defined in Section 280G(b)(1) of the Code). For purposes of this
Agreement: (i) "Taxes" means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added, and (ii) "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     SECTION 4.15. Opinion of Financial Advisor. The Board of Directors of Target has received the opinion of Morgan Keegan & Company, Inc., dated the date of this Agreement, a copy of which will be provided to Acquiror prior to the Closing Date, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to Target's stockholders from a financial point of view.

     SECTION 4.16. Required Vote of Target Stockholders. The affirmative vote of the holders of a majority of the Target Common Stock present in person or by proxy at a duly called meeting of stockholders at which a quorum is present is the only vote of the holders of any class or series of capital stock of Target required to approve the Merger and this Agreement. No other vote of the stockholders or directors of Target is required by law, the Articles of Incorporation or Bylaws of Target or otherwise in order for Target to consummate the Merger and the transactions contemplated hereby. The voting of the shares of Target Common Stock under the Voting Agreement and Irrevocable Proxy in favor of the adoption of this Agreement and the approval of the Merger will be sufficient to approve this Agreement and the Merger under Nevada Law and Target's charter documents.

     SECTION 4.17. Intellectual Property. Target and its Subsidiaries own, or hold licenses under or otherwise have the right to use or sublicense, all foreign and domestic patents, trademarks (common law and registered), trademark registration applications, service marks (common law and registered), service mark registration applications, trade names and copyrights, copyright applications, trade secrets, know-how and other proprietary information as Target reasonably believes are necessary for the conduct of the business of Target and its Subsidiaries as currently conducted. A list of all such intellectual property will be provided to Acquiror prior to the Closing Date. Neither Target nor any of its Subsidiaries is currently in receipt of any notice of infringement or notice of conflict with the asserted rights of others in any patents, trademarks, service marks, trade names, trade secrets and copyrights owned or held by other persons, except, in each case, for matters that could not reasonably be expected to have a Material Adverse Effect on Target. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate or breach the terms of or cause any cancellation of any material license held by the Company or any of its subsidiaries under, any patent, trademark, service mark, trade name, trade secret or copyright.

     SECTION 4.18. Severance Payments. None of Target nor its Subsidiaries will owe a severance payment or similar obligation to any of their respective employees, officers or directors as a result of the Merger or the transactions contemplated by this Agreement, nor will any of such persons be entitled to severance payments or other benefits as a result of the Merger or the transactions contemplated by this Agreement in the event of the subsequent termination of their employment.

     SECTION 4.19. Title to Properties. Target or its Subsidiaries, individually or together, have good and marketable title to all of the properties reflected in Target's consolidated balance sheet as of September 30, 1998 (the "Consolidated Balance Sheet"), other than any properties reflected in Target's Consolidated Balance Sheet that (i) have been sold or otherwise disposed of since the date of Target's Consolidated Balance Sheet in the ordinary course of business consistent with past practice or (ii) are not, individually or in the aggregate, material to Target, free and clear of security interests or liens, other than liens the existence of which is reflected in Target's Consolidated Financial Statements, other than mechanics' and materialmen's liens and other liens and encumbrances that would not significantly interfere with the current use of such properties or that would not materially detract from their value. Target or its Subsidiaries, individually or together, hold under valid lease agreements all real and personal properties reflected in Target's Consolidated Balance Sheet as being held under capitalized leases, and all real and personal property that is subject to operating leases, and enjoy peaceful and undisturbed possession of such properties under such leases, other than (i) any properties as to which such leases have expired in accordance with their terms without any liability of any party thereto since the date of Target's Consolidated Balance Sheet and (ii) any properties that, individually or in the aggregate, are not material to Target. Neither Target nor any of its Subsidiaries has received any written notice of any adverse claim to the title to any properties owned by them or with respect to any lease under which any properties are held by them, other than any claims that, individually or in the aggregate, would not have a Material Adverse Effect on Target.

     SECTION 4.20. Intercompany Balances and Agreements. All intercompany agreements and balances between Target and Target Parent, including accounts payable, loans, notes, receivables or any other amounts owed by Target or any of its Subsidiaries to Target Parent or any of its affiliates are set forth on
Schedule 4.20.

     SECTION 4.21. Year 2000 Compliance. The disclosures set forth in the Target SEC Reports concerning potential computer hardware and software problems associated with the Year 2000 are true, correct and complete in all material respects.

     SECTION 4.22. Voting Agreement and Irrevocable Proxy. Target Parent has the corporate power and authority to enter into the Voting Agreement and Irrevocable Proxy. The execution and delivery of the Voting Agreement and Irrevocable Proxy have been duly and validly authorized by the Board of Directors of Target Parent and no other corporate proceedings on the part of Target Parent are necessary to authorize the Voting Agreement and Irrevocable Proxy. The Voting Agreement and Irrevocable Proxy has been duly and validly executed by Target Parent and such instrument constitutes a valid, binding and irrevocable obligation enforceable against Target Parent in accordance with its terms. Target Parent is not subject to or obligated under any charter, bylaw or contract provisions or any license, franchise or permit or subject to any order or decree, which would be breached or violated by executing and delivering the Voting Agreement and Irrevocable Proxy. No authorization, consent or approval of, or filing with, any governmental body or authority is necessary for the execution, delivery and operation of the Voting Agreement and Irrevocable Proxy.

                                   ARTICLE V

               REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND SUB

     Acquiror and Sub represent and warrant to Target that:

     SECTION 5.1. Organization, Qualification, Etc. Acquiror is a limited liability company duly organized, validly existing and in good standing under the laws of The Netherlands and Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada and each has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror. The copies of Acquiror's Articles of Association and Bylaws and Sub's articles of incorporation and bylaws which have been delivered to Target are complete and correct and in full force and effect on the date hereof. Each of Acquiror's Significant Subsidiaries (as defined in Section 9.11) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror. All the outstanding shares of capital stock of, or other ownership interests in, Acquiror's Significant Subsidiaries are validly issued, fully paid and non-assessable and are owned by Acquiror, directly or indirectly, free and clear of all liens, claims, charges or encumbrances, except for restrictions contained in credit agreements and similar instruments to which Acquiror is a party under which no event of default has occurred or arisen. There are no existing options, rights of first refusal, preemptive rights, calls or commitments of any character relating to the issued or unissued capital stock or other securities of, or other ownership interests in, any Significant Subsidiary of Acquiror.

     SECTION 5.2. Capitalization. (a) The authorized capital of Acquiror consists of (i) 100,000,000 Acquiror Common Shares, of which, as of December 31, 1998: (A) 29,298,419 are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or similar rights created by statute, Acquiror's Articles of Association or Bylaws (or the equivalent organizational documents) (collectively, the "Acquiror Organizational Documents") or any agreement to which Acquiror is a party or is bound; (B) no Acquiror Common Shares are held in the treasury of Acquiror and (C) 1,785,000 Acquiror Common Shares are reserved for future issuance pursuant to stock option plans of Acquiror and (ii) 3,000,000 Preference Shares, par value NLG 0.03, none of which were issued or outstanding. The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $.01 per share, of which, as of the date hereof, 1,000 shares are issued and outstanding. All of the issued and outstanding capital stock of Sub is owned by Acquiror.

     (b) The Acquiror Common Shares to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable.

     (c) Neither Acquiror nor Sub is a party to, nor is aware of, any voting agreement, voting trust or similar agreement or arrangement relating to any class or series of its capital stock, or any agreement or arrangement providing for registration rights with respect to any capital stock or other securities of Acquiror.

     (d) As of the date hereof, there were outstanding options to purchase an aggregate of 1,708,210 Acquiror Common Shares under the 1995 Non-Employee Director Stock Option Plan, as amended, of Acquiror, the 1995 Incentive Stock Option Plan, as amended, of Acquiror, the ProTechnics 1992 Stock Option Plan and those individual option agreements between Acquiror and certain members of the management of ProTechnics Company and there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Acquiror or any Subsidiary of Acquiror is a party or by which Acquiror or any Subsidiary of Acquiror is bound relating to the issued or unissued capital stock of Acquiror or any Subsidiary of Acquiror, or securities convertible into or exchangeable for such capital stock, or obligating Acquiror or any Subsidiary of Acquiror to issue or sell any shares of capital stock, or securities convertible into or exchangeable for such capital stock, of, or other equity interests in, Acquiror or any Subsidiary of Acquiror.

     (e) All outstanding shares of capital stock of Acquiror's Significant Subsidiaries (i) are owned by Acquiror or a wholly owned Subsidiary of Acquiror, free and clear of all liens, charges, encumbrances, adverse claims and options of any nature, (ii) were duly authorized and validly issued and are fully paid and nonassessable, and (iii) have not been issued in violation of any preemptive rights.

     SECTION 5.3. Corporate Authority Relative to this Agreement; No
Violation. Each of Acquiror and Sub has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Supervisory Directors of Acquiror and the Board of Directors of Sub and, except for the approval of the stockholders of Acquiror of the Share Issuance, no other corporate proceedings on the part of Acquiror or Sub are necessary to authorize this Agreement and the transactions contemplated hereby. The Board of Supervisory Directors of Acquiror has determined that the transactions contemplated by this Agreement are in the best interest of Acquiror and its stockholders and to recommend to such stockholders that they vote in favor of the Share Issuance. This Agreement has been duly and validly executed and delivered by Acquiror and Sub and, assuming this Agreement constitutes a valid and binding Agreement of the other parties hereto, this Agreement constitutes a valid and binding agreement of Acquiror and Sub, enforceable against each of them in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). Neither Acquiror nor Sub is subject to or obligated under any charter, by-law or contract provision or any license, franchise or permit, or subject to any order or decree, which would be breached or violated by its executing or, subject to the approval by the stockholders of Acquiror of the Share Issuance, carrying out this Agreement, except for any breaches or violations which would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror. Other than in connection with or in compliance with the provisions of the laws of The Netherlands, Nevada Law, the Securities Act, the Exchange Act, the HSR Act and the securities or blue sky laws of the various states (collectively, the "Acquiror Required Approvals"), no authorization, consent or approval of, or filing with, any governmental body or authority is necessary for the consummation by Acquiror of the transactions contemplated by this Agreement.

     SECTION 5.4. Reports and Financial Statements. Acquiror has previously furnished to Target true and complete copies of:

          (a) Acquiror's Annual Reports on Form 10-K filed with the SEC for each of the years ended after the date on which the Acquiror Common Shares began trading publicly on the NYSE (the "Acquiror IPO Date");

          (b) Acquiror's Quarterly Reports on Form 10-Q filed with the SEC for the quarters ended March 31, June 30 and September 30, 1998;

          (c) each definitive proxy statement filed by Acquiror with the SEC since the Acquiror IPO Date;

          (d) each final prospectus filed by Acquiror with the SEC since the Acquiror IPO Date; and

          (e) all Current Reports on Form 8-K filed by Acquiror with the SEC since December 31, 1997.

Acquiror has timely filed all reports, registration statements and other filings, together with any amendments required to be made with respect thereto, that it has been required to file with the SEC under the Securities Act and the Exchange Act. All reports, registration statements and other filings (including all notes, exhibits and schedules thereto and documents incorporated by reference therein) filed by Acquiror with the SEC since the Acquiror IPO Date through the date of this Agreement, together with any amendments thereto, are collectively referred to as the "Acquiror SEC Reports." As of the respective dates of their filing with the SEC, the Acquiror SEC Reports complied in all material respects with the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements (including any related notes or schedules) included in the Acquiror SEC Reports was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be noted therein or in the notes or schedules thereto) and complied with the rules and regulations of the SEC. Such consolidated financial statements fairly present the consolidated financial position of Acquiror and its Subsidiaries as of the dates thereof and the results of operations, cash flows and changes in shareholders' equity for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments on a basis consistent with past periods).

     SECTION 5.5. No Undisclosed Liabilities. Neither Acquiror nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except (a) liabilities or obligations reflected in any of the Acquiror SEC Reports and (b) liabilities or obligations which would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror.

     SECTION 5.6. No Violation of Law. The businesses of Acquiror and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any governmental body or authority (provided that no representation or warranty is made in this Section 5.6 with respect to Environmental Laws) except (a) as described in any of the Acquiror SEC Reports and (b) for violations or possible violations which would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror.

     SECTION 5.7. Absence of Certain Changes or Events. Other than as disclosed in the Acquiror SEC Reports, since September 30, 1998 the businesses of Acquiror and its Subsidiaries have been conducted in all material respects in the ordinary course and there has not been any event, occurrence, development or state of circumstances or facts that has had, or would have or could not reasonably be expected to have, a Material Adverse Effect on Acquiror.

     SECTION 5.8. Proxy Statement; Information Statement; Registration Statement; Other Information. None of the information with respect to Acquiror or its Significant Subsidiaries to be included in the Proxy Statement to be prepared and distributed in connection with the Acquiror Meeting (the "Proxy Statement"), the Information Statement or the Registration Statement will, in the case of the Proxy Statement or the

Information Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement or the Information Statement or any amendments or supplements thereto, or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Acquiror with respect to information supplied in writing by Target or any affiliate of Target specifically for inclusion in the Proxy Statement or the Information Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

     SECTION 5.9. Lack of Ownership of Target Common Stock. Neither Acquiror nor any of its Subsidiaries owns any shares of Target Common Stock or other securities convertible into shares of Target Common Stock.

     SECTION 5.10. Certain Business Practices. Except as disclosed in the Acquiror SEC Reports, neither Acquiror nor any of its Significant Subsidiaries nor any director, officer, employee or agent of Acquiror or any of its Significant Subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity,
(ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the FCPA, (iii) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the SSA, or (iv) made any other unlawful payment.

     SECTION 5.11. Opinion of Financial Advisor. The Board of Directors of Acquiror has received the opinion of Dain, Rauscher, Wessels, dated the date of this Agreement, a copy of which will be provided to Target prior to the Closing Date, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to Acquiror from a financial point of view.

     SECTION 5.12. Required Vote of Acquiror Shareholders. The affirmative vote or consent of that number of Acquiror Common Shares that constitutes a majority of the votes cast at the Acquiror Meeting is required by the NYSE to approve the Share Issuance; provided that, the vote of over fifty percent (50%) of the outstanding Acquiror Common Shares have been cast at such meeting. No other vote of the shareholders of Acquiror is required by law or the Articles of Association of Acquiror or otherwise in order for Acquiror to consummate the Merger and the transactions contemplated hereby.

     SECTION 5.13. Year 2000 Compliance. The disclosures set forth in the Acquiror SEC Reports concerning potential computer hardware and software problems associated with the Year 2000 are true, correct and complete in all material respects.

     SECTION 5.14. Tax Matters. (a) None of Acquiror nor any of its Subsidiaries knows of any fact or has taken any action that could reasonably be expected to prevent the issuance of the Acquiror Common Shares in the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     (b) All federal, state, local and foreign Tax Returns required to be filed by or on behalf of Acquiror and each of its Significant Subsidiaries have been timely filed, and all such Tax Returns filed are complete and accurate except to the extent any failure to file or any inaccuracies in such filed Tax Returns would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror. All Taxes due and owing by Acquiror or any Subsidiary of Acquiror have been paid, or adequately reserved for, except to the extent any failure to pay or reserve would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror. There is no audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by Acquiror or any Subsidiary of Acquiror which would, individually or in the aggregate, have a Material Adverse Effect on Acquiror.

     (c) Acquiror, or if applicable, any qualified subsidiary (as defined in Treas. Reg. Section 1.367(a)-3(c)(5)(vii)) or any qualified partnership (as defined in Treas Reg. Section 1.367(a)-3(c)(5)(viii) has been engaged in an active trade or business outside the United States (as defined in Treas. Reg.
Section 1.367(a)-2T(b)(2) and (3)) for the entire 36-month period immediately before the Effective Time of the Merger. Acquiror (and, if applicable, any qualified subsidiary or qualified partnership engaged in the active trade or business) has no intention to substantially dispose of or discontinue such trade or business. At the Effective Time of the Merger, the fair market value of the Acquiror is at least equal to the fair market value of Target as determined pursuant to Treas. Reg. Section 1.367-3(c)(3)(viii).

     (d) Stock representing fifty percent (50%) or less of both the total voting power and total value of the stock of Acquiror will be issued in the Merger.

     (e) Fifty percent (50%) or less of each of the total voting power and the total value of the stock of Acquiror will be owned, in the aggregate, immediately after the Effective Time of the Merger by United States persons that are either officers or directors of Target or that are shareholders of Target who own at least five percent (5%) of either the total voting power or total value of Target immediately prior to the Merger. For purposes of this representation, any stock of Acquiror owned by United States persons immediately after the Effective Time of the Merger will be taken into account, whether or not it was received in the Merger for stock of Target.

     SECTION 5.15. Environmental Laws and Regulations. Except in all cases as, in the aggregate, have not had, or would not reasonably be expected to have, a Material Adverse Effect on Acquiror, Acquiror and each of its Significant Subsidiaries, (i) have obtained all applicable permits, licenses and other authorizations which are required under foreign, federal, state or local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes by Acquiror or its Subsidiaries (or their respective agents); (ii) are in compliance with all terms and conditions of such required permits, licenses and authorizations, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirement, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder; (iii) as of the date hereof, are not aware of nor have received written notice of any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from Acquiror's or any of its Subsidiaries' (or any of their respective agents') manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling or the emission, discharge or release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste; and (iv) have taken all actions necessary under applicable requirements of foreign, federal, state or local laws, rules or regulations to register any products or materials required to be registered by the Company or its Significant Subsidiaries (or any of their respective agents) thereunder.

     SECTION 5.16 Employee Benefits. Except as otherwise set forth on Schedule
5.16 or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror or as reported to the authorities pursuant to voluntary compliance resolution and reporting procedures:

          (a) Acquiror and its Significant Subsidiaries have substantially performed all obligations, whether arising by operation of law or by contract, required to be performed by them in connection with each of the employee benefit plans which is sponsored, maintained or contributed to by Acquiror or any of its Significant Subsidiaries for the benefit of the employees of Acquiror or any of its Significant subsidiaries, each of which is listed on Schedule 5.16, (individually, an "Acquiror Benefit Plan," and collectively, the "Acquiror Benefit Plans"), and, to the knowledge of the officers and directors of Acquiror, there have been no defaults or violations by any other party to the Acquiror Benefit Plans;

          (b) Each Acquiror Benefit Plan has been administered and operated in substantial compliance with its governing documents and applicable law, including, where applicable, ERISA and the Code;

          (c) Each Acquiror Benefit Plan intended to be qualified under Section 401 of the Code (i) satisfies in form the requirements of such Section except to the extent amendments are not required by law to be made until a date after the Closing Date, (ii) has received a favorable determination letter from the Internal Revenue Service regarding such qualified status, (iii) has not, since receipt of the most recent favorable determination letter, been amended, except for amendments for which the period for requesting a favorable determination letter has not expired, and
     (iv) has not been operated in a way that would adversely affect its qualified status;

          (d) There are no actions, suits, or claims pending (other than routine claims for benefits) or, to the knowledge of the officers and directors of Acquiror, threatened against, or with respect to, any of the Acquiror Benefit Plans or their assets;

          (e) No act, omission or transaction has occurred which would result in imposition on Acquiror or any of its Significant Subsidiaries of (i) breach of fiduciary duty liability damages under Section 409 of ERISA, (ii) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA, or (iii) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code;

          (f) There is no matter pending (other than routine qualification determination filings) with respect to any of the Acquiror Benefit Plans before any governmental authority; and

          (g) With respect to any employee benefit plan, within the meaning of
     Section 3(3) of ERISA, which is not an Acquiror Benefit Plan but which is sponsored, maintained, or contributed to, or has been sponsored, maintained, or contributed to within six years prior to the date of this Agreement, by any corporation, trade, business, or entity under common control with Acquiror, within the meaning of Section 414(b), (c), (m), or
     (o) of the Code or Section 4001 of ERISA ("Acquiror Commonly Controlled Entity"), (i) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (ii) no liability to the Pension Benefit Guaranty Corporation has been incurred by any Acquiror Commonly Controlled Entity, which liability has not been satisfied, (iii) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or
     Section 412 of the Code has been incurred, and (iv) all contributions (including installments) to such plan required by Section 302 of ERISA and
     Section 412 of the Code have been timely made.

     SECTION 5.17. Investigations; Litigation. Except as described in any of the Acquiror SEC Reports and except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on Acquiror:

          (a) no investigation or review by any governmental body or authority with respect to Acquiror or any of its Subsidiaries is pending nor has any governmental body or authority notified Acquiror in writing of an intention to conduct the same; and

          (b) there are no actions, suits or proceedings pending (or, to the knowledge of Acquiror's officers and directors, threatened) against or affecting Acquiror or its Significant Subsidiaries, or any of their respective properties at law or in equity, or before any federal, state, local or foreign governmental body or authority.

                                   ARTICLE VI

                            COVENANTS AND AGREEMENTS

     It is further agreed as follows:

     SECTION 6.1. Conduct of Business by Target or Acquiror. During the period from the date of this Agreement and continuing until the earlier of the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1 (the "Termination Date"), and except as may be agreed to by the other parties hereto in writing or as may be expressly permitted pursuant to this Agreement:

          (a) Target:

             (i) shall, and shall cause each of its Subsidiaries to, conduct its operations according to their ordinary and usual course of business in substantially the same manner as heretofore conducted;

             (ii) shall use commercially reasonable efforts to preserve, and shall cause each of its Subsidiaries to use commercially reasonable efforts to preserve, intact its business organizations and goodwill, keep available the services of its officers and employees as a group, subject to changes in the ordinary course, and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with them;

             (iii) shall confer at such times as Acquiror may reasonably request with one or more representatives of Acquiror to report operational matters and the status of ongoing operations and to follow such directions with respect to operational matters as Acquiror may reasonably request, subject to the authority of the Board of Directors to manage the affairs of Target as required by applicable law;

             (iv) shall notify Acquiror of any emergency or other change in the normal course of its or its Subsidiaries' respective businesses or in the operation of its or its Subsidiaries' respective properties and of any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any governmental body or authority if such emergency, change, complaint, investigation or hearing would have a Material Adverse Effect on Target;

             (v) shall not authorize or pay any dividends on or make any distribution with respect to its outstanding shares of stock;

             (vi) shall not, and shall not permit any of its Subsidiaries to enter into or amend any employment, severance or similar agreements or arrangements with any of their respective directors or executive officers, except as contemplated in Section 6.1(a)(xii) of this Agreement;

             (vii) shall not, and shall not permit any of its Subsidiaries to, authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination (other than the Merger), or, other than in the ordinary course of business and in any case subject to (iii) above, any acquisition of any assets or securities, any disposition of any amount of assets or securities or any release or relinquishment of any contract rights;

             (viii) shall not propose or adopt any amendments to its Articles of Incorporation or Bylaws;

             (ix) shall not, and shall not permit any of its Subsidiaries to, issue any shares of their capital stock, or effect any stock split or otherwise change its capitalization as it existed on September 30, 1998, except as contemplated herein and except for the issuance of Target Common Stock with respect to the exercise of options (A) outstanding on September 30, 1998 under the Target Stock Option Plan in accordance with the terms on the date thereof and (B) pursuant to that certain agreement dated August 25, 1998 between Target and Petroleum Geo-Services (U.S.), Inc.;

             (x) shall not, and shall not permit any of its Subsidiaries to, grant, confer or award (A) any options, warrants, conversion rights or other rights, not existing on the date hereof, to acquire any shares of its capital stock or (B) any other awards under the Target Stock Option Plan excluding annual automatic grants to non-employee directors in connection with Target's 1999 annual stockholders meeting;

             (xi) shall not, and shall not permit any of its Subsidiaries to, purchase or redeem any shares of its stock;

             (xii) shall not, and shall not permit any of its Subsidiaries to amend the terms of their respective employee benefit plans, programs or arrangements or any severance or similar agreements or arrangements in existence on the date hereof, or adopt any new employee benefit plans, programs or arrangements or any severance or similar agreements or arrangements except (A) as contemplated by this Section 6.1 or Section
        6.5 or (B) for the assumption by Target of the obligations of Target Parent pursuant to the Executive Retirement Agreement dated April 26, 1994 between Target Parent and Richard F. Miles (the "Miles Retirement Agreement") and the release of the obligations of Target Parent thereunder;

             (xiii) shall not, and shall not permit any of its Subsidiaries to, enter into any loan agreement, except as set forth in Section 6.20 hereof and except for any loan agreement related to the permanent financing for the manufacturing facility being constructed by Target as set forth on Schedule 6.1, the terms of which shall be subject to the consent of the Acquiror, which consent shall not be unreasonably withheld;

             (xiv) shall not, and shall not permit any of its Subsidiaries to make any Tax election or settle or compromise any Tax liability; and

             (xv) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions or take any action which would make any representation or warranty in
        Article IV hereof untrue or incorrect; and

             (xvi) shall not, and shall not permit any of its Subsidiaries to, settle, compromise or otherwise terminate any litigation, claim or other settlement negotiation.

          (b) Acquiror:

             (i) shall, and shall cause each of its Subsidiaries to, conduct its operations according to their ordinary and usual course of business in substantially the same manner as heretofore conducted;

             (ii) shall use its reasonable best efforts, and cause each of its Subsidiaries to use its reasonable best efforts, to preserve intact its business organizations and goodwill in all material respects, keep available the services of its officers and employees as a group, subject to changes in the ordinary course, and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with them;

             (iii) shall not propose or adopt any amendments to its Articles of Association or by-laws;

             (iv) shall not issue any shares of their capital stock, except upon exercise of rights or options issued pursuant to existing employee incentive or benefit plans, programs or arrangements and non-employee director plans (including, without limitation, shares issued in connection with stock grants or awards or the exercise of rights or options granted in the ordinary course of business consistent with past practice pursuant to such plans, programs or arrangements) or effect any stock split or otherwise change its capitalization as it existed on January 18, 1999 (except as contemplated herein);

             (v) shall not authorize or pay any dividends on or make any distribution with respect to its outstanding shares of stock;

             (vi) shall not, and shall not permit any of its Significant Subsidiaries to, grant, confer or award (A) any options, warrants, conversion rights or other rights, not existing on the date hereof, to acquire any shares of its capital stock or (B) any other awards under the Acquiror Stock Option

        Plans in each case under (A) and (B) for or at exercise or strike prices less than the fair market value of the Acquiror Common Shares;

             (vii) shall not, and shall not permit any of its Subsidiaries to, purchase or redeem any shares of its stock;

             (viii) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions or take any action which would make any representation or warranty in
        Article V hereof untrue or incorrect;

             (ix) shall not, and shall not permit any of its Subsidiaries to, authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination (other than the Merger), or, other than in the ordinary course of business, any acquisition of any assets or securities, any disposition of any amount of assets or securities or any release or relinquishment of any contract rights to the extent such action would materially delay the Merger or the transactions contemplated therein.

     SECTION 6.2. Investigation. Each of Target and Acquiror shall afford to one another and to one another's officers, employees, accountants, counsel and other authorized representatives full and complete access during normal business hours, throughout the period prior to the earlier of the Effective Time or the date of termination of this Agreement, to its and its Subsidiaries' plants, properties, contracts, commitments, books, and records (including but not limited to tax returns) and any report, schedule or other document filed or received by it pursuant to the requirements of federal or state securities laws and shall use their reasonable best efforts to cause their respective representatives to furnish promptly to one another such additional financial and operating data and other information as to its and its Subsidiaries' respective businesses and properties as the other or its duly authorized representatives may from time to time reasonably request. Acquiror shall also afford to Target Parent such access.

     SECTION 6.3. Cooperation. Target and Acquiror shall together, or pursuant to an allocation of responsibility to be agreed upon between them:

          (a) prepare and file with the SEC as soon as is reasonably practicable the Proxy Statement, the Information Statement and a registration statement on Form S-4 under the Securities Act with respect to the Acquiror Common Shares issuable other than to Target Parent in the Merger (the "Registration Statement"), and shall use their reasonable best efforts to have the Proxy Statement and the Information Statement cleared by the SEC under the Exchange Act and the Registration Statement declared effective by the SEC under the Securities Act; provided, however, that no amendment or supplement to the Proxy Statement or the Registration Statement will be made by Target or Acquiror without the approval of the other party (which approval shall not be unreasonably withheld or delayed). Target and Acquiror each will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Acquiror Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information;

          (b) as promptly as practicable after the Registration Statement shall have become effective, mail the Information Statement or the Proxy Statement, as the case may be, to their respective stockholders;

          (c) as soon as is reasonably practicable take all such action as may be required under state blue sky or federal or state securities laws in connection with the transactions contemplated by this Agreement;

          (d) promptly prepare and file with the NYSE listing applications covering the shares of Acquiror Common Shares issuable in the Merger or upon exercise of Target stock options and use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such Common Stock, subject only to official notice of issuance;

          (e) cooperate with one another in order to lift any injunctions or remove any other impediment to the consummation of the transactions contemplated herein;

          (f) cooperate with one another in obtaining opinions of Andrews & Kurth L.L.P., counsel to Target, and Vinson & Elkins L.L.P., counsel to Acquiror, dated as of the Effective Time, to the effect that the Merger qualifies as a reorganization under the provisions of Section 368(a) of the Code; and

          (g) Target shall call and hold a meeting of its stockholders (the "Target Meeting") as promptly as practicable for the purposes of obtaining the approval of the Merger and this Agreement by the stockholders of Target required under Nevada Law (the "Target Stockholder Approval") and Acquiror shall call and hold a meeting of its stockholders (the "Acquiror Meeting") as promptly as practicable for the purpose of obtaining the approval of the Share Issuance by the stockholders of Acquiror as required by the rules of the NYSE (the "Acquiror Stockholder Approval"). Target and Acquiror shall use their best efforts to hold the Target Meeting and the Acquiror Meeting on the same day and as soon as practicable after the date on which the Registration Statement becomes effective.

     SECTION 6.4. Affiliate Agreements. Target shall, prior to the Effective Time, deliver to Acquiror a list (reasonably satisfactory to counsel for Acquiror), setting forth the names and addresses of all persons who are, at the time of the Target Meeting, in Target's reasonable judgment, "affiliates" of Target for purposes of Rule 145 under the Securities Act. Target shall furnish such information and documents as Acquiror may reasonably request for the purpose of reviewing such list. Target shall use its reasonable best efforts to cause each person who is identified as an "affiliate" in the list furnished pursuant to this Section 6.4 to execute a written agreement on or prior to the Effective Time, in substantially the form of Exhibit 6.4(a) hereto.

     SECTION 6.5. Employee Stock Options, Incentive and Benefit Plans.

     (a) At the Effective Time, automatically and without any action on the part of the holder thereof, each option (a "Target Plan Option") to purchase shares of Target Common Stock granted under the Target Stock Option Plan (whether or not vested) which remains as of such time unexercised in whole or in part shall be assumed by Acquiror and become an option (an "Assumed Option") to purchase that number of Acquiror Common Shares obtained by multiplying the number of shares of Target Common Stock issuable upon the exercise of such Target Plan Option by the Option Exchange Ratio (as defined below) at an exercise price per share equal to the per share exercise price of such Target Plan Option divided by the Option Exchange Ratio. The Assumed Option (1) shall provide the optionee with the same vesting and other rights which he had under the Target Plan Option before such assumption and (2) shall not give the optionee additional vesting or other rights which he did not have under the Target Plan Option before such assumption; provided, however, that (x) each Assumed Option with respect to an employee of Target or a Subsidiary of Target shall provide for the full vesting of such Assumed Option upon the involuntary termination by the Acquiror of the optionee's employment with the Acquiror and its affiliates for a reason other than cause within the one-year period commencing on the Closing Date, (y) following the Merger, each Assumed Option of a non-employee director of Target or Target Parent shall continue to be exercisable for the remainder of its term, without regard to (i) such person ceasing to be a director of Target or Target Parent or (ii) Target ceasing to be a Subsidiary of Target Parent, and (z) following the Merger, each Assumed Option of an employee of Target Parent or a Subsidiary of Target Parent (other than Target or a Subsidiary of Target) shall continue to be exercisable for the remainder of its term, subject to the current provisions in the related Target Plan Option concerning retirement, disability, death, or other termination of employment. For purposes of the preceding sentence, the term "cause" shall mean that the optionee (i) has been convicted of a misdemeanor involving moral turpitude or of a felony, (ii) has engaged in gross negligence or willful misconduct that he knows or should know is injurious to Acquiror or any of its affiliates, (iii) has willfully disregarded any written corporate policies established by Acquiror, or (iv) has materially breached any material provision of any written agreement between the optionee and the Acquiror or any of its affiliates. For purposes of this Section 6.5, "Option Exchange Ratio" shall mean the fraction obtained by dividing (a) the sum of (1) $2.46 plus (2) 0.6788 multiplied by the closing price of an Acquiror Common Share on the New York Stock Exchange as of the date of this Agreement by
(b) the closing price of an Acquiror Common Share on the New York Stock Exchange as of the date of this Agreement.

     (b) As soon as practicable after the Effective Time, Acquiror shall (i) deliver to the holders of the Target Plan Options appropriate agreements evidencing Acquiror's assumption of such options and (ii) file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the Acquiror Common Shares issuable in respect of the Assumed Options. Acquiror shall use all reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Assumed Options remain outstanding.

     (c) At the Effective Time, Acquiror agrees to assume the Target Stock Option Plan with such amendments thereto as may be required to reflect the Merger and the terms and provisions of this Section 6.5, including, without limitation, the substitution of Acquiror Common Shares for Target Common Stock thereunder.

     (d) The Board of Directors of Target (or a duly appointed committee thereof responsible for the administration of the Target Stock Option Plan in accordance with the terms of such plan) shall, prior to or as of the Effective Time, take all necessary actions, pursuant to and in accordance with the terms of the Target Stock Option Plan and the instruments evidencing the Target Plan Options, to provide (1) for the conversion of the Target Plan Options into the Assumed Options in accordance with paragraph (a) of this Section 6.5 and (2) that no consent of the holders of the Target Plan Options is required in connection with such conversion.

     (e) To the extent permitted by applicable law, Acquiror shall cause employees of Target and its Subsidiaries to receive credit for purposes of eligibility to participate, vesting, and eligibility to receive benefits (but not benefit accrual) under any employee benefit plan, program or arrangement established or maintained by the Acquiror or the Surviving Corporation for service accrued or deemed accrued prior to the Effective Time with Target or any of its Subsidiaries, as the case may be; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

     SECTION 6.6. Filings; Other Action. Subject to the terms and conditions herein provided, Target, Target Parent and Acquiror shall (i) promptly make their respective filings and thereafter make any other required submissions under the HSR Act, (ii) use reasonable efforts to cooperate with one another in
(A) determining whether any filings are required to be made with, or consents, permits, authorizations or approvals are required to be obtained from, any third party, the United States government, the government of The Netherlands or any agencies, departments or instrumentalities thereof or other governmental or regulatory bodies or authorities of federal, state, local and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby and (B) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, and (iii) use reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including, without limitation, taking all such further action as reasonably may be necessary to resolve such objections, if any, as the Federal Trade Commission, the Antitrust Division of the Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under relevant antitrust or competition laws with respect to the transactions contemplated hereby. In addition, Target Parent shall take full responsibility for all applicable filings of Target under any federal or state securities laws and regulations and any federal, state or local tax statutes or regulations applicable to Target, including the filing of Target's Form 10-K for the year ended December 31, 1998, if required, and payment of any (i) foreign, federal and state income taxes applicable to periods ending on or prior to December 31, 1998, and (ii) other Taxes, excluding income taxes, that exceed the aggregate amount of tax accruals, excluding income taxes, applicable to periods ending on or prior to December 31, 1998.

     SECTION 6.7. Further Assurances. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers of Target and Acquiror shall take all such necessary action.

     SECTION 6.8. Anti-takeover Statute. If any "fair price", "moratorium", "control share acquisition" or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, each of Target and Acquiror and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

     SECTION 6.9. No Solicitation. From and after the date of this Agreement, none of Target, Target Parent or any Subsidiary of Target shall, directly or indirectly, through any officer, director, employee, representative or agent of Target, Target Parent or any of the Subsidiaries of Target, (i) solicit or knowingly encourage, including by way of furnishing information, or take any other action to knowingly facilitate the initiation of any inquiries or proposals regarding (A) any merger, combination, tender offer, share exchange, sale of shares of capital stock or similar business combination transactions involving Target or its Subsidiaries, or the acquisition, directly or indirectly, of a material interest in any voting securities of Target or its Subsidiaries or (B) any sale or other disposition, directly or indirectly, of 5% or more of the assets of Target and its Subsidiaries, taken as a whole (any of the transactions specified in clauses (A) or (B) being referred to herein as a "Target Acquisition Transaction"), (ii) negotiate or otherwise engage in discussions with any person (other than Acquiror, Sub or their directors, officers, employees, agents and representatives) with respect to any Target Acquisition Transaction, (iii) enter into any agreement, arrangement or understanding requiring it to terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; (iv) agree to endorse or endorse any Target Acquisition Transaction; or (v) withdraw or otherwise revoke its recommendation of the Merger to its stockholders.

     SECTION 6.10. Public Announcements. Except as may be required by applicable law, no party hereto shall make any public announcements or otherwise communicate with any news media or any other party, with respect to this Agreement or any of the transactions contemplated hereby without prior consultation with the other parties as to the timing and contents of any such announcement or communications; provided, however, that nothing contained herein shall prevent any party from (i) promptly making all filings with governmental authorities or disclosures by the stock exchange on which such party's capital stock is listed, as may, in its judgment, be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or (ii) disclosing the terms of this Agreement to such party's legal counsel, financial advisors or accountants in furtherance of the transactions contemplated by this Agreement.

     SECTION 6.11. Indemnification.

     (a) Target Parent's Indemnity. Target Parent hereby agrees to indemnify, defend and hold Acquiror (and if the transactions contemplated hereby are consummated, Target), harmless from and against all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, attorneys' fees and expenses (collectively, "Damages"), asserted against or incurred by Acquiror (and if the transactions contemplated hereby are consummated, Target) by reason of or resulting from a breach of any representation, warranty or covenant of Target or Target Parent contained herein or in any agreement executed by Target Parent which is required to be executed pursuant to, or contemplated by this Agreement.

     (b) Conditions of Indemnification. (i) The obligations and liabilities of Target Parent (in this Section 6.11 referred to as the "indemnifying party") to any other party (in this Section 6.11 referred to as the "party to be indemnified") under Section 6.11(a) with respect to Damages resulting from the assertion of liability or other claims by third parties shall be subject to the following terms and conditions:

          (A) With reasonable promptness after receipt of notice of any claim by a third party, the party to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading, and the indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing and at its own expense; provided, however, that the party to be indemnified may participate in the defense with counsel of its own choice and at its own expense. If the indemnifying party undertakes such defense, the indemnified party shall cooperate with the indemnifying party in such defense and make available to the indemnifying party, at such party's expense, all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably requested by the indemnifying party.

          (B) If the indemnifying party does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party and at the indemnifying party's expense, subject to the right of the indemnifying party, to assume the defense of such claims at any time prior to settlement, compromise or final determination thereof.

          (C) Anything in this Section 6.11 to the contrary notwithstanding, the indemnifying party shall not settle any claim without the consent of the party to be indemnified unless such settlement involves only the payment of money and the claimant provides to the party to be indemnified a release from all liability in respect of such claim. If the settlement of the claim involves more than the payment of money, the indemnifying party shall not settle the claim without the prior consent of the party to be indemnified, which consent shall not be unreasonably withheld.

     (ii) In the event that the party to be indemnified asserts the existence of Damages (but excluding Damages resulting from the assertion of liability or other claims by third parties), it shall give written notice to the indemnifying party. Such written notice shall state that it is being given pursuant to this
Section 6.11, specify the nature and amount of the Damages asserted and indicate the date on which such assertion shall be deemed accepted and the amount of the Damages deemed valid Damages (such date to be established in accordance with the next sentence). If the indemnifying party, within sixty days after the mailing of notice by the party to be indemnified shall not given written notice to the party to be indemnified announcing its intention to contest such assertion of the party to be indemnified, such assertion shall be deemed accepted and the amount of Damages shall be deemed valid Damages. In the event, however, that the indemnifying party contests the assertion of Damages by giving such written notice to the party to be indemnified within said period, then if the parties hereto, acting in good faith, cannot reach agreement with respect to such Damages within thirty days after such notice, the contested assertion of Damages shall be resolved by a court having jurisdiction in the matter.

     (c) Limitation on Remedy for Breach of Representations and
Warranties. Notwithstanding the foregoing, Acquiror's right to obtain indemnification from Target Parent shall be subject to the following provisions:

          (i) with respect to the representations made in Sections 4.4, 4.5, 4.6, 4.9, 4.11, 4.12, 4.13, 4.15, 4.16, 4.17, 4.18, 4.19, 4.20, and 4.21,
     Target Parent shall be obligated to indemnify Acquiror for any damages resulting from a breach of any such representation or warranty only to the extent that the circumstances, events, actions or omissions that caused the breach occurred or arose prior to the Target IPO Date; and

          (ii) Notwithstanding any other provision hereof, (A) Target Parent shall not have any liability under Section 6.11 for any such breaches unless the aggregate liability for all breaches exceeds $1,000,000 and then only for such liability in excess of $1,000,000, and (B) the aggregate liability of Target Parent for all such breaches shall not exceed $20,000,000.

     SECTION 6.12. Indemnification of Directors and Officers. (a) Acquiror and the Surviving Corporation agree that the indemnification obligations set forth in the Articles of Incorporation and Bylaws of Target, in each case as of the date of this Agreement, shall survive the Merger and after the Effective Time any amendment, repeal or other modification of the Articles of Incorporation or Bylaws shall not adversely affect the rights thereunder of the individuals who on or prior to the Effective Time were directors, officers, employees or agents of Target or its Subsidiaries.

     (b) For four years from the Effective Time, Acquiror shall use its best efforts to provide to the persons who serve as directors and officers of Target as of the date hereof similar or comparable director and officer liability insurance protection as that provided by Target to such individuals as of the date hereof. Acquiror shall be entitled to seek a tail policy or other comparable coverage to satisfy such obligation.

     SECTION 6.13. Additional Reports. Target and Acquiror shall each furnish to the other copies of any reports of the type referred to in Sections 4.4 and 5.4 which it files with the SEC on or after the date hereof, and Acquiror shall furnish to Target Parent copies of any such reports filed by Acquiror. Target and Acquiror, as the case may be, represents and warrants that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading. Any unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present the financial position of Target and its consolidated Subsidiaries or Acquiror and its consolidated Subsidiaries, as the case may be, as of the dates thereof and the results of operations and changes in financial position or other information included therein for the periods or as of the date then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

     SECTION 6.14. Accounting Treatment. The parties acknowledge that, for financial accounting purposes, the Merger shall be accounted for as a purchase transaction occurring effective as of January 18, 1999. The parties acknowledge that all economic benefits and rights of Target be transferred to the Surviving Corporation as of the date hereof.

     SECTION 6.15. Stockholder Agreement. Each of Target Parent and Acquiror covenants and agrees to enter into a stockholders agreement dated as of the Effective Time in the form attached hereto as Exhibit A.

     SECTION 6.16. Covenant of Target Parent. Target Parent shall not take (or cause to be taken) any action that would in any way terminate, impede, frustrate, nullify or prevent the operation of the Voting Agreement and the Irrevocable Proxy.

     SECTION 6.17 Executive Retirement Agreement. Target and Target Parent covenant to obtain an actuarial analysis of the obligations underlying the Miles Retirement Agreement and Target Parent shall transfer to Acquiror cash or cash equivalents equal to 45% of the actuarial value of such obligations as of the Effective Time.

     SECTION 6.18 Tax-Free Reorganization. (a) Acquiror shall not take (or cause to be taken), any action, which under Section 367 of the Internal Revenue Code of 1986, as amended (the "Code"), and the United States Treasury Regulations issued thereunder, would result in the acceleration of the recognition of gain for United States federal income tax purposes to a stockholder of Target with respect to any Acquiror Common Shares received pursuant to the Merger; provided however, in no event shall any obligation under this Section 6.18(a) extend later than the end of the fifth (5th) taxable year following the taxable year in which the Merger occurs.

     (b) Acquiror shall provide Target Parent such information, as and when requested by Target Parent, that is required to inform Target Parent of any disposition of any property that would require Target Parent to recognize gain under Section 367 of the Code and the Treasury Regulations issued hereunder.

     SECTION 6.19 Gain Recognition Agreement. Target Parent shall file a Gain Recognition Agreement annually as required in accordance with Section 1.367(a)-8 of the United States Treasury Regulations by the due date, including extensions, of Target Parent's Tax Return that includes the year of the Merger.

     SECTION 6.20 Working Capital Advances. From and after the execution of this Agreement until the earlier of: (i) the Effective Time, or (ii) the termination of this Agreement, Acquiror shall provide Target with working capital as may be reasonably required by Target in the ordinary course of its business in exchange for notes payable by Target, together with interest at an annual rate of 8% and with a maturity date of June 30, 1999; provided that, any such notes shall become immediately due and payable to Acquiror in the event of a termination of this Agreement.

     SECTION 6.21 Update Disclosure; Breaches. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto in writing of (i) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (ii) the failure of Target or Acquiror, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be likely to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.21 shall not cure any breach of any representations or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

     SECTION 6.22 Target Parent's Withdrawal from Target Benefit Plans. On or before the Closing Date, but effective no later than immediately prior to the Effective Time, Target Parent shall cause (a) Target Parent, its Subsidiaries (other than Target and its Subsidiaries), and all other adopting employers (other than Target and its Subsidiaries) under each Target Benefit Plan to cease to be sponsors, adopting employers, and/or otherwise participating in the Target Benefit Plans and (b) all of the obligations and liabilities of the Target Benefit Plans (other than the Target Stock Option Plan) to pay or provide benefits to the employees, consultants and directors of all such withdrawing entities to be transferred from the Target Benefit Plans and assumed by employee benefit plans or arrangements established and sponsored by Target Parent or one of its Subsidiaries (other than Target and its Subsidiaries).

     SECTION 6.23. Intercompany Relationships. All intercompany obligations and balances between Target and Target Parent, including accounts payable, loans, notes, receivables or any other amounts owed by Target or any of its Subsidiaries to Target Parent or any of its affiliates, including those set forth on Schedule 4.20, shall be terminated, eliminated or otherwise contributed to the capital of Target on or prior to the Closing Date. All intercompany contracts and agreements set forth on Schedule 4.20 will be terminated, and will have no further force and effect, on or before the Closing Date. No interest shall accrue or be payable after the date hereof in connection with any such agreements or balances.

     SECTION 6.24. Payment of 1998 Taxes. Acquiror shall reimburse Target Parent to the extent that the amount of income Taxes paid by Target for the taxable year ended December 31, 1998 (including any amounts prior to the date of this Agreement or hereafter) exceeds the final foreign, federal and state Tax liability amount of Target for such period.

     SECTION 6.25. Target Credit Facilities. Target Parent and Acquiror shall cooperate and shall make all reasonable efforts prior to the Effective Time to assist Target in continuing the credit facilities set forth on Schedule 5.2 in effect immediately after the Effective Time, which reasonable efforts on the part of Target Parent shall include, without limitation, initiating discussions with the lenders thereunder for such purposes.

                                  ARTICLE VII

                            CONDITIONS TO THE MERGER

     SECTION 7.1. Conditions to Each Party's Obligation to Effect the
Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any court or other tribunal or governmental body or authority which prohibits the consummation of the Merger substantially on the terms contemplated hereby. In the event any order, decree or injunction shall have been issued, each party shall use its reasonable efforts to remove any such order, decree or injunction.

          (b) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, to the extent not prohibited by the SEC, all of the Acquiror Common Shares issuable in the Merger shall have been registered under the Securities Act pursuant to the Registration Statement and no stop order suspending such effectiveness shall have been issued and remain in effect.

          (c) The Acquiror Common Shares issuable in the Merger and pursuant to the exercise of stock options under Target's Stock Option Plan shall have been approved for listing on the NYSE, subject only to official notice of issuance.

          (d) Any applicable waiting period under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated and any other Target Required Approvals and Acquiror Required Approvals shall have been obtained, except where the failure to obtain such other Target Required Approvals and Acquiror Required Approvals would not have a Material Adverse Effect on Target or Acquiror, as the case may be.

          (e) Each of Target and Acquiror shall have received an opinion of its tax counsel, Andrews & Kurth L.L.P. and Vinson & Elkins L.L.P., respectively, in form and substance reasonably satisfactory to it, based on customary representations from Target and Acquiror and dated as of the Effective Time, to the effect that the issuance of the Acquiror Common Shares in the Merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that none of Target, its stockholders, Acquiror and Sub shall recognize gain or loss for federal income tax purposes as a result of the issuance of the Acquiror Common Shares in the Merger (other than, with respect to any Cash Consideration or cash paid in lieu of fractional Acquiror Common Shares).

     SECTION 7.2. Conditions to Obligations of Target to Effect the Merger. The obligation of Target to effect the Merger is further subject to the conditions that (a) the representations and warranties of Acquiror contained herein shall be true and correct as of the Effective Time with the same effect as though made as of the Effective Time except (i) for changes specifically permitted by the terms of this Agreement, (ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and (iii) where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not have a Material Adverse Effect on Acquiror, (b) Acquiror shall have performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time, (c) Acquiror shall have delivered to Target a certificate, dated the Effective Time and signed by its Chairman of the Board and Chief Executive Officer or a Senior Vice President, certifying to the effects set forth in clauses (a) and (b) above, and (d) Acquiror or Target shall have assumed (pursuant to a written instrument in form reasonably satisfactory to Target) all liability and obligations to Richard F. Miles pursuant to the Miles Retirement Agreement, and Mr. Miles shall have consented in writing to such assumption.

     SECTION 7.3. Conditions to Obligations of Acquiror to Effect the
Merger. The obligation of Acquiror to effect the Merger is further subject to the conditions that (a) the representations and warranties of Target contained herein shall be true and correct as of the Effective Time with the same effect as though made as of the Effective Time except (i) for changes specifically permitted by the terms of this Agreement, (ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and (iii) where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not have a Material Adverse Effect on Target, (b) Target and Target Parent shall have performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by them prior to the Effective Time,
(c) stockholders representing at least a majority of the outstanding capital stock of Acquiror shall have approved the Share Issuance, (d) Acquiror shall have received all of the Affiliate Letters required to be delivered to it pursuant to Section 6.4, (e) Target and Target Parent shall have terminated the Registration Rights Agreement dated May 14, 1996 in writing, and (f) each of Target and Target Parent shall have delivered to Acquiror a certificate, dated the Effective Time and signed by its respective Chairman of the Board, Chief Executive Officer and President or Senior Vice President, certifying to the effects set forth in clauses (a) and (b) above.

                                  ARTICLE VIII

                   TERMINATION, WAIVER, AMENDMENT AND CLOSING

     SECTION 8.1. Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the respective stockholders of Target and Acquiror:

          (a) by the mutual written consent of Target, Target Parent and Acquiror;

          (b) by either Target or Acquiror if the Effective Time shall not have occurred on or before June 30, 1999; provided, that the party seeking to terminate this Agreement pursuant to this clause 8.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger on or before such date;

          (c) by either Target or Acquiror if (i) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Merger substantially on the terms contemplated hereby or (ii) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger substantially on the terms contemplated hereby and such order, decree, ruling or injunction shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause 8.1(c)(ii) shall have used its reasonable best efforts to remove such injunction, order or decree;

          (d) by Acquiror if the approval of the stockholders of Acquiror contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote or consent;

          (e) by Acquiror if a tender offer or exchange offer for 10% or more of the outstanding shares of capital stock of Target is commenced prior to the Target Meeting, and the Board of Directors of Target fails to recommend against acceptance of such tender offer or exchange offer within the time period presented by Rule 14e-2 by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders); or

          (f) by Target, if Acquiror shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in
     Section 7.2(a) or (b), and (ii) is incapable of being cured by Acquiror or is not cured within 30 days of notice of such breach or failure;

          (g) by Acquiror, if Target shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in
     Section 7.3(a) or (b), and (ii) is incapable of being cured by Target or is not cured within 30 days of notice of such breach or failure.

     Except as provided in Sections 8.2 and 9.2 of this Agreement or the confidentiality obligations in Section 6.10, in the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, there shall be no liability on the part of Acquiror, Sub, Target or Target Parent or any of their respective officers or directors to the other and all rights and obligations of any party hereto shall cease, except that nothing herein shall relieve any party from liability for any misrepresentation or breach of any covenant or agreement under this Agreement.

     SECTION 8.2. Termination Fee. If this Agreement is terminated by Acquiror pursuant to Section 8.1(b), (e) or (g) and at the time of such termination a Takeover Proposal (as hereinafter defined) shall have been made by any person or entity and prior to January 1, 2000, Target shall enter into any agreement with such person or entity providing for the acquisition of Target (an "Acquisition Agreement"), Target shall promptly pay a termination fee of $5.0 million payable by wire transfer of same day funds to Acquiror concurrently with the earlier of the entering into of such Acquisition Agreement or the consummation of such transaction. For purposes hereof, a "Takeover Proposal" means any inquiry, proposal or offer, or any expression of interest by any third party relating to Target's or Target Parent's willingness or ability to discuss a proposal or offer, for a merger or other business combination involving, or any purchase of, more than 10% of the assets or capital stock of Target. Target Parent shall pay or cause to be paid such termination fee (instead of Target) if Target Parent enters into an Acquisition Agreement to which Target is not a party. If the Merger is terminated by Acquiror pursuant to Section 8.1(g), a Takeover Proposal has not been made at the time and Target does not enter into any Acquisition Agreement prior to January 1, 2000, then Target shall pay Acquiror a termination fee of $3.0 million payable by wire transfer of same day funds. If this Agreement is terminated by Target pursuant to Section 8.1(f), Acquiror shall pay Target a termination fee of $3.0 million payable by wire transfer of same day funds. The payment and receipt of any fees under this Section 8.2 shall not preclude the availability of any other remedies under this Agreement, by law or in equity.

                                   ARTICLE IX

                                 MISCELLANEOUS

     SECTION 9.1. Survival of Representations and Warranties. For purposes of
Section 6.11 hereof, the representations and warranties made by Target and Target Parent pursuant hereto shall survive the Merger for twelve (12) months after the Effective Time, and upon the termination of such 12-month period, shall terminate and be of no further force or effect, except to the extent that a claim notice relating to a specific matter is delivered in good faith in accordance with the provisions of Section 6.11 prior to the expiration of the 12-month period. Notwithstanding the foregoing, the representations and warranties set forth in Sections 4.7, 4.8, 4.10 and 4.14 shall survive the Closing until the expiration of any applicable statute of limitations, including extensions thereof.

     SECTION 9.2. Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, except that (a)(i) the filing fees in connection with any HSR Act filing and any SEC filings, (ii) the commissions and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with the sale of Excess Shares and (iii) the expenses incurred in connection with the printing and mailing of the Joint Proxy Statement, shall be shared equally by Target and Acquiror and (b) all transfer taxes shall be paid by Target. Notwithstanding the foregoing, Acquiror agrees to pay up to $300,000 in fees payable by Target to Morgan Keegan & Company, Inc. solely in connection with the transactions contemplated hereby and Target Parent shall be responsible for any fees, payments or liabilities in excess of such amount.

     SECTION 9.3. Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

     SECTION 9.4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Texas without regard to the principles of conflicts of laws thereof, except that Nevada law shall apply to the Merger.

     SECTION 9.5. Notices. All notices and other communications hereunder shall be in writing (including telecopy or similar writing) and shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 9.5 and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section 9.5:

     To Target:

        GeoScience Corporation
        1700 Park Row
        Houston, Texas 77084-4925
        Telecopy: (713) 780-1445
        Attention: Richard F. Miles

     To Target Parent:

        Tech-Sym Corporation
        10500 Westoffice Drive, Suite 200
        Houston, Texas 77042-5391
        Telecopy: (713) 780-3524
        Attention: General Counsel

     with a copy (which shall not constitute notice) to:

        Andrews & Kurth L.L.P.
        4200 Chase Tower
        600 Travis Street, Suite 4200
        Houston, Texas 77002
        Telecopy: (713) 220-4593
        Attention: Thomas P. Mason

     To Acquiror:

        Core Laboratories N.V.
        Herengracht 424
        1017 BZ Amsterdam
        The Netherlands
        Telecopy: 011-31-20-627-9886
        Attention: Jacobus Schouten

     and

        General Counsel
        c/o Core Laboratories, Inc.
        5295 Hollister Road
        Houston, Texas 77040
        Telecopy: (713) 744-6225
        Attention: John D. Denson

     with a copy (which shall not constitute notice) to:

        Vinson & Elkins L.L.P.
        2300 First City Tower
        1001 Fannin Street
        Houston, Texas 77002-6760
        Telecopy: (713) 615-5531
        Attention: T. Mark Kelly

     SECTION 9.6. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement, the

Voting Agreement and the Irrevocable Proxy shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     SECTION 9.7. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

     SECTION 9.8. Enforcement of Agreement. The parties hereto agree that money damages or other remedy at law would not be sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement, the Voting Agreement and the Irrevocable Proxy by them and that in addition to all other remedies available to them, each of them shall be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including, without limitation, specific performance, without bond or other security being required.

     SECTION 9.9. Miscellaneous. This Agreement:

          (a) along with the Confidentiality Agreement and the agreements referred to in Section 6.1(a)(ix) and contained in the disclosure referred to in Section 6.1(b)(viii) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof; and

          (b) except for the provisions of Section 6.5 (other than Section 6.5(e)) and 6.11 hereof, is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

     SECTION 9.10. Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

     SECTION 9.11. Subsidiaries; Significant Subsidiaries;
Affiliates. References in this Agreement to "Subsidiaries" of Target or Acquiror shall mean any corporation or other form of legal entity of which more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by Target or Acquiror, as the case may be. References in this Agreement to "Significant Subsidiaries" shall mean Subsidiaries (as defined above) which constitute "significant subsidiaries" under Rule 405 promulgated by the SEC under the Securities Act. References in this Agreement (except as specifically otherwise defined) to "affiliates" shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership of other ownership interests, by contract or otherwise. References in the Agreement to "person" shall mean an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including, without limitation, a governmental body or authority.

     SECTION 9.12. Finders or Brokers. Except for the engagement of Morgan Keegan & Company, Inc. by Target pursuant to the engagement letter dated January 15, 1999 previously provided to Acquiror, neither Target nor any of its Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to any fee or any commission in connection with or upon consummation of the Merger payable by Target or any of its Subsidiaries.

     SECTION 9.13 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that no amendment may be made which would reduce the amount or change the type of consideration into which each share of Target Common Stock shall be converted pursuant to this Agreement upon consumma-tion of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 9.14. Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by any other party with any of the agreements or conditions contained herein; provided, however, that after the Target Stockholder Approval is obtained, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the holders of Target Common Stock hereunder other than as contemplated by this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                                            TECH-SYM CORPORATION

                                            By:    /s/ J. MICHAEL CAMP

                                            ------------------------------------
                                            Name: J. Michael Camp
                                            Title:  President

                                            GEOSCIENCE CORPORATION

                                            By:   /s/ RICHARD F. MILES

                                            ------------------------------------
                                            Name: Richard F. Miles
                                            Title:  President

                                            CORE LABORATORIES N.V.

                                            By: Core Laboratories International
                                                B.V.,
                                              its sole Managing Director

                                                By: /s/ JACOBUS SCHOUTEN
                                                --------------------------------
                                                Jacobus Schouten
                                                Managing Director
                                                Core Laboratories International
                                                    B.V.

                                            SYNTRON INC.

                                            By:    /s/ JOHN D. DENSON

                                            ------------------------------------
                                            Name: John D. Denson
                                            Title:  Vice President/Secretary